Exhibit 99(k)(1)

FORM OF

ADMINISTRATION AGREEMENT

This Administration Agreement (this “Agreement”) is made as of [        ], 2015, by and between NorthStar Global Corporate Income Fund, a Delaware statutory trust (the “Trust”), and NSAM J-CEF Ltd, a Jersey limited company (the “Administrator”).

WITNESSETH:

WHEREAS, the Trust is a newly organized, externally managed, non-diversified, closed-end management investment company registered with the Securities and Exchange Commission (the “SEC”) under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust desires to retain the Administrator to provide administrative services to the Trust in the manner and on the terms and conditions hereinafter set forth; and

WHEREAS, the Administrator is willing to provide administrative services to the Trust in the manner and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Trust and the Administrator hereby agree as follows:

1. Duties of the Administrator.

(a) Engagement of Administrator. The Trust hereby engages and retains the Administrator to furnish, or arrange for others to furnish, the administrative services, personnel and facilities described below for the period and on the terms and conditions set forth in this Agreement. The Administrator hereby accepts such engagement and retention and agrees during such period to render, or arrange for the rendering of, such services and to assume the obligations herein set forth, subject to the reimbursement of costs and expenses provided for below. The Administrator, and any others with whom the Administrator subcontracts to provide the services set forth herein, shall for all purposes herein be deemed to be independent contractors of the Trust and shall, unless otherwise expressly provided or authorized herein, have no authority to act for or represent the Trust in any way or otherwise be deemed agents of the Trust.

(b) Services. The Administrator shall perform (or oversee, or arrange for, the performance of) the administrative services necessary for the operation of the Trust. Without limiting the generality of the foregoing, the Administrator shall:

(i) provide the Trust with clerical, bookkeeping, accounting and recordkeeping services, legal services, and shall provide all such other services (except investment advisory services in its capacity as the Administrator) as the Administrator and the Trust shall from time to time determine to be necessary or useful to perform its obligations under this Agreement;

(ii) on behalf of the Trust, enter into agreements and/or conduct relations with custodians, depositories, transfer agents, distribution payment agents, the distribution reinvestment plan administrator, shareholder servicing agents, accountants, auditors, tax consultants, advisers and experts, investment advisers, compliance officers, escrow agents, attorneys, dealer-managers, brokers and dealers, investor custody and share transaction clearing platforms, marketing, sales and advertising materials contractors, public relations firms, investor communication agents, printers, insurers, banks, independent valuation firms, and such other persons in any such other capacity deemed to be necessary or desirable by the Administrator and the Trust;

(iii) have the authority to enter into one or more sub-administration agreements with other service providers (each a “Sub-Administrator”) pursuant to which the Administrator may obtain the services of the service providers in fulfilling its responsibilities hereunder, and any such sub-administration agreement shall be in accordance with the requirements of the 1940 Act and shall contain a provision requiring the Sub-Administrator to comply with Sections 2 and 3 below as if it were the Administrator;

(iv) make reports to the Board of Trustees of the Trust (the “Board”) of the performance of its obligations hereunder;

(v) furnish advice and recommendations with respect to such other aspects of the business and affairs of the Trust as the Administrator reasonably shall determine to be desirable; provided, that nothing herein shall be construed to require the Administrator to, and the Administrator shall not pursuant to this Agreement, provide any advice or recommendation relating to the securities or other assets that the Trust should purchase, retain or sell or any other investment advisory services to the Trust in its capacity as the Administrator;

(vi) assist the Trust in the preparation of the financial and other records that the Trust is required to maintain and the preparation, printing and dissemination of reports that the Trust is required to furnish to shareholders, and reports and other materials filed with the SEC, and states and jurisdictions where any offering of the Trust’s shares is registered or otherwise reported and there is a duty to file information with one or more states on an ongoing basis;

(vii) assist the Trust in determining and publishing the Trust’s net asset value, oversee the preparation and filing of the Trust’s tax returns, and generally oversee and monitor the payment of the Trust’s expenses; and

(viii) oversee the performance of sub-administrative and other professional services rendered to the Trust by others.

2. Records.

Subject to review by, and the overall control of, the Board, the Administrator shall maintain and keep all books, accounts and other records of the Trust that relate to activities performed by the Administrator hereunder as required under the 1940 Act. The Administrator agrees that all records that it maintains and preserves for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered to the Trust upon the termination of the Agreement or otherwise on written request by the Trust. The Administrator further agrees that the records which it maintains for the Trust will be preserved in the manner and for the periods prescribed by the 1940 Act, unless any such records are earlier surrendered as provided above. The Administrator shall have the right to retain copies of such records for an indefinite period, subject to observance of its confidentiality obligations under this Agreement. The Administrator shall maintain records of the locations where any books, accounts and records of the Trust are maintained by third parties providing services directly or indirectly to the Trust.

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3. Confidentiality.

The parties hereto agree that each shall treat confidentially all information provided by each party to the other regarding its business and operations and shall treat any such information provided by any investment sub-adviser to the Trust the same. All confidential information provided by a party hereto or any investment sub-adviser, including all “nonpublic personal information,” as defined under the Gramm-Leach-Bliley Act of 1999 (Public law 106-102, 113 Stat. 1138), shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Trust. Except as may be required in carrying out this Agreement, confidential information under this Section 3 shall not be disclosed to any third party, without the prior consent of such providing person, except that such confidential information may be disclosed to an affiliate or agent of the disclosing person to be used for the sole purpose of rendering services pursuant to this Agreement or any other agreement between or among the parties hereto for the provision of services to the Trust. The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is required to be disclosed to any regulatory authority, by judicial or administrative process or otherwise by applicable law or regulation.

4. Allocation of Costs and Expenses.

The Trust shall bear all costs and expenses for the administration of its business and shall reimburse the Administrator for any such costs and expenses that have been paid by the Administrator on behalf of the Trust on the terms and conditions set forth in Section 5. These costs and expenses shall include, but not be limited to:

(a) trust and organizational expenses relating to borrowings and offerings of the Trust’s common shares and other securities and incurrences of indebtedness, subject to limitations included in the investment advisory agreement entered into between the Trust and NSAM J-CEF Ltd and this Agreement;

(b) the cost of calculating the Trust’s net asset value, including the cost of any third-party valuation services;

(c) the cost of effecting sales and repurchases of shares of the Trust’s common shares and other securities;

(d) fees payable to third parties relating to, or associated with, making, monitoring and disposing of investments, and valuing investments and enforcing contractual rights, including fees and expenses associated with performing due diligence reviews of prospective investments;

(e) interest payable on debt, if any, incurred to finance the Trust’s investments;

(f) federal and state registration or notification fees;

(g) transfer agent and custodial fees;

(h) fees and expenses associated with the Trust’s marketing efforts;

(i) federal, state and local taxes;

(j) fees and expenses of Independent Trustees (as defined herein);

(k) costs of proxy statements, tender offer correspondence and shareholders’ reports and notices;

(l) costs of fidelity bond, trustees and officers/errors and omissions liability insurance and other insurance premiums;

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(m) direct costs, including those relating to printing, mailing, long distance telephone and staff costs;

(n) fees and expenses associated with independent audits and outside legal costs, including compliance with the Sarbanes-Oxley Act of 2002, the 1940 Act and applicable federal and state securities laws;

(o) costs associated with the Trust’s reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws;

(p) brokerage commissions for the Trust’s investments;

(q) research and market data (including news and quotation equipment and services, and any computer hardware and connectivity hardware (e.g., telephone and fiber optic lines) incorporated into the cost of obtaining such research and market data); and

(r) all other expenses incurred by the Trust or the Administrator in connection with administering the Trust’s business, including expenses incurred by the Administrator in performing its obligations under this Agreement and the reimbursement of the allocable portion of the compensation of the Trust’s chief financial officer, chief compliance officer and administrative support staff attributable to the Trust, to the extent that they are not a person with a controlling interest in the Administrator or any of its affiliates, subject to the limitations included in this Agreement, as applicable.

5. No Fee; Reimbursement of Expenses; Limitations on Reimbursement of Expenses.

(a) Fees and Expenses. In full consideration for the provisions of the services provided by the Administrator under this Agreement, the parties acknowledge that there shall be no separate fee paid in connection with the services provided, notwithstanding that the Trust shall reimburse the Administrator, at the end of each fiscal quarter, for all expenses of the Trust incurred by the Administrator as well as the actual cost of goods and services used for the Trust and obtained by the Administrator from entities not Affiliated with the Trust. The Administrator may be reimbursed for the administrative services necessary for the prudent operation of the Trust performed by it on behalf of the Trust; provided, however, the reimbursement shall be an amount equal to the lower of the Administrator’s actual cost or the amount the Trust would be required to pay third parties for the provision of comparable administrative services in the same geographic location; and, provided further, that such costs are reasonably allocated to the Trust on the basis of assets, revenues, allocations or other reasonable methods. The Trust may also agree to reimburse the Administrator under this Agreement, whereby the Administrator shall provide certain administrative services for the Trust, for the salaries, rent and travel expenses of executive officers of the Administrator also serving in the capacity of chief financial officer or chief compliance officer of the Trust provided such reimbursement is approved annually by a majority of the trustees of the Board who are not “interested persons” (as such term is defined in Section 2(a)(19) of the 1940 Act, or any successor provision thereto) (the “Independent Trustees”) of any party to this Agreement. The Administrator shall prepare a statement documenting the expenses of the Trust and the calculation of the reimbursement and shall deliver such statement to the Trust prior to full reimbursement.

6. Affiliate Defined.

For purposes of this Agreement, “Affiliate” or “Affiliated” or any derivation thereof means with respect to any individual, corporation, partnership, trust, joint venture, limited liability company or other entity or association (“Person”): (a) any Person directly or indirectly owning, controlling, or holding, with the power to vote, 5% or more of the outstanding voting securities of such other Person; (b) any Person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or

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held, with the power to vote, by such other Person; (c) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (d) any executive officer, director, trustee or general partner of such other Person; (e) if such other Person is an investment company under the 1940 Act, any investment adviser thereof or any member of an advisory board thereof, and (f) if such other Person is an unincorporated investment company under the 1940 Act not having a board of directors, the depositor thereof.

7. Limitation of Liability of the Administrator; Indemnification.

(a) Indemnification. None of the Administrator, any of its Affiliates or any person who within the meaning of the Securities Act of 1933, as amended, controls, is controlled by or is under common control with the Administrator (“Control Persons”) shall be subject to any liability to the Trust, its Affiliates or to any shareholder of the Trust for any error of judgment or mistake of law, exercise of fiduciary duty (without regard to whom such duty is owed) or any other act or omission in the course of, or connected with, rendering services hereunder, for any losses that may be sustained in the purchase, holding or sale of any security by the Trust, or as a result of any activities of any other person appointed by the Administrator or retained by the Trust to provide services to the Trust, and shall not be subject to any liability to the Trust or any of the Trust’s shareholders in connection with the matters to which this Agreement relates, provided that nothing herein shall be construed to protect the Administrator, its Affiliates or any Control Person of the Administrator against (1) such person’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its obligations or duties hereunder or (2) any untrue statement of a material fact (or an omission of such statement) contained in any prospectus of the Trust (“Prospectus”), the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Trust or the Administrator to the extent that such statement was (x) made in reliance on information furnished to the Trust in writing by the Administrator, its Affiliates or Control Persons and (y) the Administrator, its Affiliates or Control Persons consented to its disclosure. Additionally, each of the Administrator, its Affiliates and each Control Person of the Administrator may consult with legal counsel, accountants and other experts selected by it and shall have no liability to the Trust or to any shareholder of the Trust for acting or refraining from acting on behalf of the Administrator or the Trust in good faith in reliance upon and in accordance with the advice of such counsel, accountants or other experts.

The Trust agrees to indemnify and hold harmless the Administrator, its Affiliates and each Control Person of the Administrator (each a “Indemnified Party”) against all losses, damages, costs and expenses, together with all legal (including reasonable attorney’s fees) and other expenses (collectively, “Losses”) reasonably incurred by an Indemnified Party with respect to (i) any matter with respect to the operations of the Trust, the services of the Administrator or any Affiliate of the Administrator under this Agreement and the services of any other person appointed by the Administrator or retained by the Trust to provide services to the Trust, other than liabilities occurring as a result of the Administrator’s willful misfeasance, bad faith, gross negligence or reckless disregard of its duties hereunder, or (ii) any untrue statement of a material fact (or an omission of such statement) contained in any Prospectus, the Registration Statement, proxy materials, reports, advertisements, sales literature or other materials pertaining to the Trust or the Administrator, unless such statement was made in reliance on and in conformity with written information furnished to the Trust by the Administrator for use therein.

Notwithstanding the foregoing, in no case shall the Trust’s indemnity hereunder be inconsistent with the laws of the State of Delaware or the Trust’s Declaration of Trust. Notwithstanding anything set forth in this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of any liability to the Trust or its shareholders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the

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Administrator’s duties or by reason of the reckless disregard of the Administrator’s duties and obligations under this Agreement (to the extent applicable, as the same shall be determined in accordance with the 1940 Act and any interpretations or guidance by the SEC or its staff thereunder).

8. Activities of the Administrator.

The services provided by the Administrator to the Trust are not exclusive, and the Administrator may engage in any other business or render similar or different services to others, including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, whether having investment objectives similar to or different from those of the Trust, so long as its services to the Trust hereunder are not impaired thereby and nothing in this Agreement shall limit or restrict the right of any officer, director, shareholder (and their shareholders or members, including the owners of their shareholders or members), officer or employee of the Administrator to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith. The Administrator assumes no responsibility under this Agreement other than to render the services set forth herein.

9. Duration and Termination of this Agreement.

(a) Term and Effectiveness. This Agreement shall become effective as of the date that the Trust meets the “Minimum Offering Requirement,” as such term is defined in the Prospectus contained in the Trust’s registration statement on Form N-2 filed with the SEC (File No. 333-206018) (as amended from time to time, the “Registration Statement”). Once effective, this Agreement shall remain in effect for two (2) years, and thereafter shall continue automatically for successive one-year periods, provided that such continuance is specifically approved at least annually by: (i) the vote of the Board, including the vote of a majority of the Trust’s Independent Trustees, or (ii) by the vote of the holders of a majority of the outstanding voting securities of the Trust (as “majority” is defined in Section 2(a)(42) of the 1940 Act), including the vote of a majority of the Trust’s Independent Trustees.

(b) Termination. This Agreement may be terminated at any time, without the payment of any penalty: (i) by the Trust upon sixty (60) days’ written notice to the Administrator: (A) upon the vote of a majority of the outstanding voting securities of the Trust (as “majority” is defined in Section 2(a)(42) of the 1940 Act) or (B) by the vote of the Trust’s Independent Trustees; or (ii) by the Administrator upon sixty (60) days’ written notice to the Trust. This Agreement and the rights and duties of a party hereunder may not be assigned, including by operation of law, by a party without the prior written consent of the other party and this Agreement automatically shall terminate in such event. The provisions of Section 7 of this Agreement shall remain in full force and effect, and the Administrator shall remain entitled to the benefits thereof, notwithstanding any termination of this Agreement.

(c) Payments to and Duties of the Administrator Upon Termination.

(i)          After the termination of this Agreement, the Administrator shall not be entitled to compensation for further services provided hereunder, except that it shall be entitled to receive from the Trust within thirty (30) days after the effective date of such termination all unpaid reimbursements due and payable to the Administrator prior to termination of this Agreement, including any deferred fees.

(ii)         The Administrator shall promptly upon termination:

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(x)          deliver to the Board a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board;

(y)          deliver to the Board all assets and documents of the Trust then in custody of the Administrator; and

(z)          cooperate with the Trust to provide an orderly transition of services.

10. Notices.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at the address listed below or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.

NorthStar Global Corporate Income Fund

Attention: [      ]

399 Park Avenue, 18th Floor

New York, New York 10022

NSAM J-CEF Ltd

Attention: [      ]

399 Park Avenue, 18th Floor

New York, New York 10022

11. Amendments of this Agreement.

This Agreement may be amended by mutual written consent of the parties, subject to the provisions of the 1940 Act. This Agreement automatically shall terminate upon the dissolution of the Trust.

12. Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one and the same instrument binding on all parties hereto, notwithstanding that all parties shall not have signed the same counterpart.

13. Governing Law.

This Agreement shall be construed in accordance with laws of the State of New York and the applicable provisions of the 1940 Act, if any. To the extent that the applicable laws of the State of New York or any of the provisions herein conflict with the applicable provisions of the 1940 Act, if any, the latter shall control.

14. Entire Agreement.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.

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15. Third Party Beneficiaries

Except as otherwise provided in Sections 3 and 7 hereof, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

NORTHSTAR GLOBAL CORPORATE INCOME FUND

By:
Name:
Title:

NSAM J-BDC Ltd

By:
Name:
Title:

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